Exhibit 2.1(b)o

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES ACT OF 1934, AS AMENDED.

ASSET PURCHASE AGREEMENT

By and between

VICTORY PHARMACEUTICALS

AND

ACCENTIA BIOPHARMACEUTICALS, INC. AND TEAMM PHARMACEUTICALS, INC.

October 27, 2006

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES ACT OF 1934, AS AMENDED.

AGREEMENT TO LICENSE/TRANSFER ASSETS

This Agreement between TEAMM Pharmaceuticals, Inc., a Florida Corporation having a place of business at 2501 Aerial Center Parkway, Morrisville, NC 27560 and its parent company, Accentia Biopharmaceuticals, Inc. (hereinafter each individually, and both collectively, “ACCENTIA”), a Florida corporation having a place of business at 324 S. Hyde Park Avenue, Suite 350, Tampa, FL 33606, and Victory Pharma, Inc., a California corporation with a place of business at 12707 High Bluff Drive, Suite 200; San Diego, CA 92130(“VICTORY”) made this 27th day of October, 2006 (the “Closing Date”), is as follows:

WHEREAS, Ryan Pharmaceuticals, LLC a licensor and developer of pharmaceutical products, with corporate address 251 Loring Ave., Pelham, New York 10803 (“Ryan”) and Mikart, Inc., a Georgia corporation, with corporate offices at 1750 Chattahoochee Ave., Atlanta, GA 30318 (“Mikart”), have completed a development project to formulate, develop, obtain FDA approval, and commercialize a pharmaceutical product comprised primarily of 10mg of hydrocodone and 300mg of acetaminophen (the “10/300 Product”);

WHEREAS, Argent Development Group, LLC, a California limited liability company, with a corporate address at 809 Arroyo Road, Los Altos, CA 94204 (“Argent”) and Mikart have completed a development project to formulate, develop, obtain FDA approval, and commercialize two pharmaceutical products: the first comprised primarily of 5mg of hydrocodone and 300mg of acetaminophen (the “5/300 Product”) and the second comprised primarily of 7.5mg of hydrocodone and 300mg of acetaminophen (the “7.5/300 Product”) ;

WHEREAS, Mikart filed with the FDA, and is the holder and owner of, an abbreviated new drug application (“ANDA”) for approval to market the 10/300 Product in the Territory, which ANDA was subsequently approved on June 23, 2004 as Approval No. 040556 (product 1);

WHEREAS, Mikart filed with the FDA, and is the holder and owner of, an ANDA for approval to market the 5/300 Product subsequently approved on January 19th, 2006 as Approval No. 040658 and the 7.5/300 Product in the Territory, which ANDA was subsequently approved on March 24th, 2006 as Approval No. 040556 (product 2);

WHEREAS, Ryan owns the exclusive commercial rights in the Territory to sell the 10/300 Product under the ANDA therefor held by Mikart;

WHEREAS, Argent owns the exclusive commercial rights in the Territory to sell the 5/300 Product and the 7.5/300 Product under the ANDA therefor held by Mikart;

WHEREAS, capitalized terms used in this preamble section shall have the meanings therefor as set forth herein and in Section 1 below;

WHEREAS, Ryan has previously granted a sublicense to Accentia pursuant to that certain Distribution Agreement dated May 23, 2003 and as subsequently amended (the “Ryan Distribution Agreement”), to “sell” (as that term is defined in the Ryan Distribution Agreement) the 10/300 Product in the Territory;

WHEREAS, Argent has previously granted a sublicense to ACCENTIA pursuant to that certain Distribution Agreement dated May 12, 2004 and as subsequently amended (the “Argent

Distribution Agreement”), to “sell” (as that term is defined in the Argent Distribution Agreement) the 5/300 Product and the 7.5/300 Product in the Territory;

WHEREAS, the Ryan Distribution Agreement has been terminated on even date herewith by operation of the Ryan Termination Agreement;

WHEREAS, the Argent Distribution Agreement has been terminated on even date herewith by operation of the Argent Termination Agreement;

WHEREAS, Victory has entered into that certain supply agreement with Mikart dated October 27, 2006 (“Mikart Supply Agreement”) to provide for the manufacture and supply of the 10/300 Product;.

WHEREAS, Victory has entered into that certain sublicense agreement with Ryan, dated October 26, 2006 (“Ryan Sublicense Agreement”) to provide for the manufacture and supply of the 10/300 Product;

WHEREAS, Victory has entered into that certain sublicense agreement with Argent, dated October 26, 2006 (“Argent Sublicense Agreement”) to provide for the manufacture and supply of the 5/300 Product and 7.5/300 Product;

WHEREAS, ACCENTIA has agreed with Victory to the transfer of certain ACCENTIA intellectual property and other assets related to the 5/300 Product, the 7.5/300 Product, and the 10/300 Product as set forth more fully herein.

For good and valuable consideration, and the covenants, conditions, and undertakings hereinafter set forth, the receipt, adequacy and sufficiency of which are hereby acknowledged, it is agreed by and among the parties as follows:

ARTICLE 1

DEFINITIONS

Certain Terms. For purposes hereof, the following terms shall have the meanings set forth below:

“5/300 Product” has the meaning as set forth in the preamble.

“7.5/300 Product” has the meaning as set forth in the preamble.

“10/300 Product” has the meaning as set forth in the preamble.

“Act” means the Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person that (directly or indirectly) is controlled by, controls, or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means direct or indirect beneficial or legal ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) of the equity of or the right to appoint more than fifty percent (50%) of the directors or managers of the corporation or other business entity or the power to direct or cause the direction of the management and policies of such corporation or entity, whether pursuant to the ownership of voting securities, by contract or otherwise.

“Argent Sublicense Agreement” means that certain sublicense agreement between Argent Development Group LLC (“Argent”) and Victory dated October 26, 2006 and attached hereto as Exhibit A.

“Argent Termination Agreement” means that certain agreement between Argent and Accentia terminating the Argent Distribution Agreement, dated October 26, 2006 and attached hereto as Exhibit B.

“Assets” means the XODOL IP, XODOL Domain Name, and XODOL Inventory.

“cGMP” means the current Good Manufacturing Practices regulations of the FDA (as in effect from time to time) contained in 21 CFR §§ 210 and 211.

“Confidential Information” shall have the meaning set forth in Article 7.

“Closing Date” means the date on which the Closing occurs.

“Escrow Agreement” shall have the meaning set forth in section 2.6 and is attached hereto as Exhibit F.

“FDA” means the United States Food and Drug Administration or any successor government agency.

“Person” means a natural person, corporation, partnership, company or other entity.

“Product” means any and all of the 10/300 Product, the 5/300 Product, and the 7.5/300 Product.

“Purchase Price” shall have the meaning set forth in section 2.6.

“Ryan Sublicense Agreement” means that certain sublicense agreement between Ryan Pharmaceuticals, Inc. (“Ryan”) and Victory of even date and attached hereto as Exhibit C.

“Ryan Termination Agreement” means the termination agreement, attached hereto as Exhibit D, between Ryan and ACCENTIA terminating the Ryan Distribution Agreement, dated October 26, 2006.

“Territory” means the United States of America, together with its territories and possessions, including the Commonwealth of Puerto Rico.

“Trademark” means the Xodol® trademark, registered with the United States Patent and Trademark Office as Registration Number 2943009, together with all derivations thereof and including all goodwill associated with such trademark and derivations, whether based on common law or the laws of the various states.

“XODOL Know-How” means all technical, clinical, manufacturing and testing information, data and know-how related to Product, whether or not patentable, owned, possessed or controlled by ACCENTIA as of the Closing Date, including, without limitation, all such manufacturing information, processes, testing methods, formulae, discoveries and inventions, whether relating to biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical safety, quality control, product sales, marketing data and clinical data to the extent that such know-how is owned or controlled by Accentia to allow its’ transfer..

“XODOL Trade Name” means all copyrights, trademarks, and trade names (including, but not limited to, those listed in Schedule A) in the branding associated with, or applicable to the manufacture, use or sale of, the Product known and currently or previously sold by ACCENTIA under the Trademark or otherwise under the trade name XODOL., including all marketing materials, promotional materials, promotional items, trade dress, labeling and any other sales and marketing related data or materials.

“XODOL IP” means the Trademark, XODOL Trade Name, and XODOL Know-How.

“XODOL DOMAIN NAME” means the internet address, domain name, programmed code software license and all other rights associated with the Xodol.com website. ACCENTIA will transfer to a third party chosen by VICTORY, all related files, art, and technical know-how to allow VICTORY to maintain Xodol.com. ACCENTIA will remove a link from its website, but will allow it to be freestanding for up to 30 days while VICTORY connects to Xodol.com. VICTORY will be responsible for removing ACCENTIA name and logo and replacing it with VICTORY name and logo.

“XODOL Inventory” means Accentia’s inventory of unexpired Product in the amount listed on Schedule C.

ARTICLE 2

ASSET ACQUISITION

2.1 Effective as of the Closing, ACCENTIA hereby grants, sells, assigns, transfers and conveys to VICTORY and VICTORY hereby accepts and acquires from ACCENTIA, free and clear of all liens, charges, claims and encumbrances all of ACCENTIA’s right, title and interest throughout the world under and to the XODOL Assets including all claims for past infringement or misappropriation of any of the rights and interests conveyed herein, with the right to enforce, sue for and collect damages for same.

2.2 Trademark Assignment. ACCENTIA shall deliver no later than Closing, an executed trademark assignment in the form attached hereto as Exhibit E (the “Trademark Assignment”).

2.3 Website Transfer. As of the Closing, ACCENTIA shall transfer to a third party designated by VICTORY, all related files, software, codes, art, and technical know-how associated with the XODOL Domain Name to allow VICTORY to maintain Xodol.com. As of the Closing, ACCENTIA shall remove all links between Xodol.com and all other websites under its control from Xodol.com, and shall allow Xodol.com to be freestanding for up to 30 days following Closing while VICTORY connects to Xodol.com. VICTORY will be responsible for removing ACCENTIA name and logo and replacing it with VICTORY name and logo.

2.4 Physical Files. As of the Closing, ACCENTIA shall deliver to VICTORY and place VICTORY in possession of all embodiments, whether in physical or electronic form, of the XODOL IP in the possession or control of ACCENTIA, including, but not limited to, the Trademark prosecution files and a CD containing the contents of the sales training manual. All promotional materials, promotional items, marketing materials, sales materials listed in Schedule G that VICTORY has agreed to purchase.

2.5 Inventory. As of Closing, ACCENTIA shall transfer the XODOL inventory to VICTORY, to be delivered F.O.B. ACCENTIA’s warehouse facility and transported to VICTORY’s chosen location at VICTORY’s cost by a carrier selected by VICTORY. The transfer shall occur within 5 days of Closing.

2.6 Purchase Price. In consideration of the transfer of Assets and Inventory and ACCENTIA’s satisfaction of all of the conditions precedent to Closing, Victory shall pay to ACCENTIA the sum of [*] U.S. dollars ($[*]) (“Purchase Price”) by delivery of the Purchase Price to the escrow agent identified in that certain Escrow Agreement by and among Ryan, Argent, Accentia, Victory and U.S. Bank National Association of even date (“Escrow Agreement”) on the Closing Date. It is acknowledged and agreed by the parties that the Purchase Price is contained within the Assets (as defined in the Escrow Agreement) and that the Escrow Agreement provides that (i) payments to Ryan of the Ryan Additional Amount (as defined in the Escrow Agreement), (ii) payments to Argent of the Argent Additional Amount (as defined in the Escrow Agreement), and (iii) payments of the escrow agent’s fee shall all be deducted from the component of the Assets (as defined in the Escrow Agreement) comprising the Purchase Price before the balance of the Purchase Price shall be distributed to Accentia pursuant to the terms of the Escrow Agreement.

ARTICLE 3

CLOSING

3.1 Prior to, and as a condition of, Closing, ACCENTIA shall provide the following deliverables to VICTORY:

(a) The Ryan Termination Agreement and Argent Termination Agreement fully executed by its relevant parties;

(b) The Ryan Sublicense Agreement executed by Ryan and the Argent Sublicense Agreement executed by Argent;

(c) Mikart’s consent to the Sublicense Agreements;

(d) Confirmation satisfactory to Victory that Accentia has satisfied its obligations under those certain two letter agreements among and between Accentia, Ryan and Argent dated October 4, 2006, October 12, 2006 and October 23, 2006 including the payment of all monies to Ryan and Argent contemplated therein; and

(d) Confirmation by Cardinal Health that it has received a wire transfer from ACCENTIA in the amount of $[*]to be applied against current and future returns of [*] bottles of Xodol 5/300 previously sold under the TEAMM label (attached as Exhibit G).

3.2 Upon the occurrence of all conditions precedent to Closing, Closing shall occur at the offices of ACCENTIA at 2501 Aerial Center parkway, Morrisville, NC 27560. The Parties shall exert their best efforts to effect the Closing on October 27, 2006 by 5pm EDT.

ARTICLE 4

SUPPLY CHAIN

4.1 Chargebacks, Returns and Marketing Vouchers

(a) ACCENTIA shall send a notice of termination with respect to the Products for all managed care, chargeback and other related sales contracts and rebate agreements for Product within five days after Closing (other than the contracts for Medicaid and Medco) as listed in Schedule D. VICTORY shall honor the Xodol pricing discounts for the length of the termination period stated in the individual contracts. This notification of termination is subject to provisions in each contract.

(b) VICTORY shall assume responsibility for all charge back and rebate claims submitted and received for the period beginning October 1, 2006 and thereafter only in accordance with the contracts attached in Schedule D for Product.

(c) VICTORY shall assume all financial responsibility for all returns received by either ACCENTIA or VICTORY after the Closing Date, provided, however, that:

(i) ACCENTIA will provide VICTORY supporting documentation for a prepayment issued to Cardinal Health by ACCENTIA for [*] bottles of 5/300mg Product (at cost of $[*] per bottle) that is to be returned to ACCENTIA and/or a third party as designated by ACCENTIA for destruction. The total wire transfer to Cardinal Health shall be [*] dollars ($[*]). Documentation of prepayment to Cardinal Health shall be in the form of a wire transfer confirmation or proof of deposited and cleared check, with a copy to VICTORY, either of which is to be applied toward the 5/300mg Product returns. VICTORY is to receive documentation that Cardinal has received call tags from ACCENTIA approving for the return of 5/300 mg Product and Cardinal has initiated such return..

(ii) ACCENTIA will submit an invoice and supporting documentation to Victory within thirty (30) days following the close of each calendar quarter which shall support ACCENTIA’S full settlement of such returns, chargebacks and rebates in a manner that is consistent with the contract terms and/or ACCENTIA’s trade policy at the closing date. Upon receipt of supporting documentation and a summary invoice for such claim, VICTORY will review and determine the reasonableness of such claim and, if in agreement, shall reimburse ACCENTIA by wire transfer within 30 days upon receipt of invoice. If a dispute regarding the amount owed arises, VICTORY shall reimburse ACCENTIA for the non-disputed amount and both parties will work diligently to resolve the disputed balance in a reasonable and timely manner.

(d) VICTORY shall assume liabilities associated with the Triple i voucher Program relating to coupons issued / redeemed under the program after the Closing Date. Accentia agrees to be liable for any unpaid invoices at the Closing date and for any subsequent invoices for services and/or coupon redemptions that occurred on or before the Closing date.

4.2 Manufacturing. VICTORY shall have, as a condition of Closing, entered into a Manufacturing and Supply Agreement or a signed binding letter of intent to do so with Mikart, Inc. (Mikart) for the manufacture and supply of Product. ACCENTIA acknowledges that Victory shall have no liability or obligation under any supply agreement between ACCENTIA and Mikart.

4.3 Notification of Customers. ACCENTIA will notify in writing within 3 days of Closing, all of its direct purchasing customers that VICTORY has acquired rights to Product and Trademark and that all future orders for Product must be placed directly with VICTORY. VICTORY will provide contact information to ACCENTIA to be provided to ACCENTIA’s customers in order for orders to be placed with VICTORY. ACCENTIA agrees to halt the filling of all orders as of the Closing; thereafter. ACCENTIA will forward all orders for Product, including both unfilled order received before the Effective Date and order received on or after the Effective Date, to VICTORY.

ARTICLE 5:

NON-COMPETE

5.1 ACCENTIA will not itself or through any Affiliate or agent produce or sell any competing product having the same active ingredients within [*]% of the strength of any of Product for a period of [*] years from the Closing Date. ACCENTIA will not itself or through any Affiliate or agent produce or sell any competing product having the same active ingredients and the same strength for a period of [*] ([*]) years from the Closing Date. ACCENTIA will not use the Trademark in commerce in any capacity following the Closing Date and for so long as Victory or its successor holds rights in the Trademark.

ARTICLE 6:

WARRANTIES; COVENANTS, INDEMNIFICATION; AND LIMITATIONS ON LIABILITY

6.1 Representations and Warranties of ACCENTIA. ACCENTIA represents and warrants the following to Victory with the intention that Victory may rely upon the same and acknowledges that (except as otherwise indicated in the specific paragraph) the same shall be true on the date hereof, as of the Closing Date (as if made at the closing), and shall survive the closing of this transaction:

(a) ACCENTIA is a corporation duly organized and has all requisite legal and corporate power and authority to carry on its business and to perform its obligations under this Agreement. All action on the part of ACCENTIA necessary for the execution and delivery of this Agreement and the performance of ACCENTIA’s obligations under this Agreement has been taken. The persons executing this Agreement on behalf of ACCENTIA have all necessary corporate powers and have been duly authorized by ACCENTIA to execute and deliver this Agreement on its behalf. This Agreement constitutes a valid and binding obligation of ACCENTIA, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. Except as have been or will be obtained by ACCENTIA prior to Closing, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental authority is required in connection with the delivery, consummation, or performance by ACCENTIA of this Agreement.

(b) The execution, delivery and performance of this Agreement by ACCENTIA will not, with or without notice or the passage of time or both, result in any violation of, be in conflict with or constitute a default under any material contract, obligation or commitment to which ACCENTIA is a party or by which it is bound, or, to the knowledge of ACCENTIA, any statute, rule or governmental regulation applicable to ACCENTIA.

(c) As of the effective date, there are no adverse actions, suits, or claims pending against ACCENTIA in any court or by or before any governmental body or agency with respect to the Trademark or other Assets and ACCENTIA has no knowledge of any litigation or claims or any facts that may lead to a claim involving the Trademark or other Assets. Neither ACCENTIA nor any of its Affiliates has granted a license to the Trademark or other Asset to any Third Party or any Affiliate of ACCENTIA.

(d) The Trademark is valid, in force and is and has been in continuous use in commerce in the Territory, since the launch therein of Product by ACCENTIA, in connection with the sale of goods consistent with their description in the registration for the Trademark.

(e) The manufacture, marketing and sale of Products sold under the Trademark in the Territory by ACCENTIA and its Affiliates have conformed (i) in all material respects with applicable law, rules, and regulations in the United States applicable to such Products, including, without limitation cGMPs, and (ii) to the standards of quality applicable to ACCENTIA products with respect to such Products’ production, packaging, advertising and distribution prior to the Closing Date. ACCENTIA has not received any notice of any alleged violation of any such statute, order, rule, regulation or requirement in connection with the Product.

(f) ACCENTIA owns all right, title and interest in and to each and all of the Assets free and clear of any liens, claims, charges or other encumbrances.

(g) The sales records and history of chargebacks, returns and rebates associated with the Product prior to the Closing Date on the attached Schedule E represent true and complete records of the sales of these Products for the time period listed. Schedule F contains an accurate list of the cost of goods for the Products currently paid by Accentia from its supplier, Mikart.

(h) ACCENTIA represents that it has engaged in filling all customer orders for all Products in a normal business manner and under normal and customary trade terms with such customers and has not solicited any additional orders from any customers outside such normal course of business at trade terms for the preceding 90 days prior to Closing Date..

(i) ACCENTIA represents that Cardinal Health has been formally notified to return [*]bottles of 5/300mg Product through the issuance of “call tags.” ACCENTIA has sent a wire transfer in the amount of $[*] on or before October 26, 2006 to be applied against [*] bottles of Xodol 5/300 under TEAMM label and returned to ACCENTIA, or a third party as designated by ACCENTIA, for destruction.

(j) ACCENTIA has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in any of its Products, XODOL IP or XODOL Domain Name; (ii) ACCENTIA is the sole and exclusive owner or licensee of its XODOL IP and XODOL Domain Name, all of which are (and shall be, with respect to future developments) free and clear of any liens, charges and encumbrances, and no other person, corporation or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the XODOL IP and XODOL Domain Name; and (iii) there are no claims, judgments or settlements against it or owed by ACCENTIA and no pending or threatened claims or litigation relating to the XODOL IP and XODOL Domain Name.

(k) Completeness of Disclosure. No representation in this Agreement contains any untrue statement of a material fact or omits to state any material fact the omission of which would be misleading.

6.2 Representations of Victory

(a) Victory is a corporation duly organized under the laws of the State of California. Victory has all requisite legal and corporate power and authority to carry on its business and perform its obligations under this Agreement. All action on the part of Victory necessary for the execution and delivery of this Agreement and the performance of Victory’s obligations under this Agreement has been taken. The person executing this Agreement on behalf of Victory has all necessary corporate powers and has been duly authorized by Victory to execute and deliver this Agreement on its behalf. This Agreement constitutes a valid and binding obligation of Victory, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity. Except as have been or will be obtained by Victory, no permit, consent, approval or authorization of, or declaration to or filing with, any person, party or governmental authority is required in connection with the delivery, consummation or performance by Victory of this Agreement.

(b) The execution, delivery and performance of this Agreement by Victory will not, with or without notice or the passage of time or both, result in any violation of, be in conflict with or constitute a default under any material contract, obligation or commitment to which Victory is a party or by which it is bound, or, to the knowledge of Victory, any statute, rule or governmental regulation applicable to Victory.

(c) As of the effective date, there are no adverse actions, suits, or claims pending against VICTORY in any court or by or before any governmental body or agency relating to any material aspect of Victory’s business.

(d) Completeness of Disclosure. No representation in this Agreement contains any untrue statement of a material fact or omits to state any material fact the omission of which would be misleading.

6.3 ACCENTIA’s Indemnification Obligations. ACCENTIA shall indemnify, defend and hold VICTORY and its Affiliates and their respective officers, directors, stockholders,

employees and agents harmless from and against, and pay or reimburse, any claim, action, suit, proceeding, loss, liability, damage or expense (including reasonable attorneys’ fees) (“Losses”) related to claims asserted by any third party, directly or indirectly, as a result of (i) ACCENTIA’s or its Affiliates’ or subcontractors’ negligent acts or omissions, or willful wrongful acts, (ii) ACCENTIA’s breach of any of its representations, warranties, covenants or other obligations hereunder, or (iii) ACCENTIA’s or its Affiliates’ sale of Product prior to the Closing Date; provided, however, that ACCENTIA shall not be required to indemnify VICTORY with respect to any such Losses to the extent such losses arise from or relate to VICTORY’s or its Affiliates’ negligent acts or omissions, willful wrongful acts or VICTORY’s breach of its representations, warranties, covenants or other obligations hereunder.

6.4 VICTORY’s Indemnification Obligations. VICTORY shall indemnify, defend and hold ACCENTIA and its Affiliates and their respective officers, directors, stockholders, employees and agents harmless from and against, and pay or reimburse, any Losses related to claims asserted by any third party, directly or indirectly, as a result of: (i) VICTORY’s or its Affiliates’ negligent acts or omissions, or willful wrongful acts, (ii) VICTORY’s breach of any of its representations, warranties, covenants or other obligations hereunder, or (iii) VICTORY’s or its Affiliates’ sale of Product after the Closing Date; provided, however, that VICTORY shall not be required to indemnify ACCENTIA with respect to any such Losses to the extent such Losses arise from or relate to ACCENTIA’s, its Affiliates’ or subcontractors’ negligent acts or omissions, willful wrongful acts or ACCENTIA’s breach of its representations, warranties, covenants or other obligations hereunder.

6.5 Indemnification Procedures. A party that intends to claim indemnification under this Article 6 (the “indemnitee”) with respect to any third-party action, claim or liability shall notify the other party (the “indemnitor”) promptly in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification; provided, that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is materially prejudiced thereby. The indemnitor shall have the right, by written notice to the indemnitee, to assume the defense of any such action or claim, within the fifteen (15) day period after the indemnitor’s receipt of written notice of any action or claim, with counsel of the indemnitor’s choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee; provided, however, if the defendants in any such action include both the party seeking indemnification and the indemnifying party, and the party seeking indemnification shall reasonably conclude that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the indemnifying party, the party seeking indemnification shall have the right to select separate counsel to participate in the defense of such action on behalf of such party seeking indemnification , at the indemnifying party’s expense. If the indemnitor fails to assume such defense and/or to diligently prosecute the same, the indemnitee may assume such defense at the indemnitor’s sole expense. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the indemnitee shall have (a) no obligation to consent to any settlement of any such action or claim that (i) imposes on the indemnitee any monetary or other liability or obligation that is not assumed and agreed to be performed in full by the indemnitor or (ii) adversely affects the indemnitee’s rights hereunder or damages its reputation or business, and (b)

no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer without admission of liability by the indemnitee and the indemnitor or its insurer irrevocably agrees in writing to make such payment. If the parties are unable to agree as to the application of Sections 6.3 and 6.4 to any claim, pending resolution of the dispute in accordance with terms of this Agreement, the parties may conduct separate defenses of such claims, with each party retaining the right to claim indemnification from the other party in accordance with Sections 6.3 and 6.4 upon resolution of the underlying action.

6.6 Limitations on Liability. EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTIONS 6.3 AND 6.4, NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO ANY THIRD PARTY CLAIM FOR ANY SPECIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING ANY LOSS OF INCOME, LOSS OF PROFITS, COSTS OF SUBSTITUTION, COSTS OF COVER OR INCREASED CAPITAL COSTS, REGARDLESS OF THE FORM OR NATURE OF ACTION, WHETHER IN CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, EQUITY, INDEMNITY, NEGLIGENCE, INTENTIONAL CONDUCT, TORT OR OTHERWISE, EVEN IF SUCH DAMAGES WERE FORESEEABLE OR IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 7

CONFIDENTIALITY

7.1 Each of the parties and its affiliates shall use only in accordance with this Agreement and shall not disclose to a third party any confidential information of the other party (which, in the case of ACCENTIA’s nondisclosure obligation, shall include the Xodol Know-How and other confidential and proprietary information included in the Assets) (the “Confidential Information”), without the prior written consent of the other party. These obligations shall not apply to Confidential Information that is:

(a) known by the receiving party and not subject to an obligation of confidentiality at the time of its receipt, and not through a prior disclosure by the disclosing party hereunder, as documented by business records;

(b) at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving party hereunder;

(c) subsequently disclosed to the receiving party on a non-confidential basis by a third party who has the right to make such disclosure; or

(d) required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed b a party, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the disclosing party discloses to the requesting entity only the minimum Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtain by the other party.

7.2 If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 7, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 7, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

7.3 Notwithstanding the provisions of Section 7.1, Confidential Information pertaining to the Product or Assets, under this Agreement shall be the Confidential Information of VICTORY subsequent to the Closing Date. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such officers, directors, employees and agents, do not disclose or make any unauthorized use of the Confidential Information.

7.4 Publicity/Use of Names. VICTORY and ACCENTIA shall agree upon the timing and content of an initial press release relating to this Agreement and the transactions contemplated herein. Except to the extent already disclosed in that initial press release, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by applicable laws, regulations, or judicial order. The Party desiring to make any such public announcement shall provide the other Party with a written copy of the proposed announcement in sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.

7.5 In addition to the foregoing restrictions on public disclosure, if either Party concludes that a copy of this Agreement must be filed with the Securities and Exchange Commission, such Party shall provide the other Party with a copy of this Agreement showing any sections as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity and a reasonable time period to comment on any such proposal and to suggest additional portions of the Agreement for confidential treatment and will take such Party’s reasonable comments into consideration before filing the Agreement. If the filing Party disagrees with the other Party’s additional confidential treatment request, the Parties shall have an opportunity to discuss the matter in good faith before the Agreement is filed.

ARTICLE 8

MISCELLANEOUS

8.1 Choice of Law & Jurisdiction. This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of Florida, without regard to its conflict of laws rules. All disputes with respect to this Agreement shall be submitted to binding arbitration under the American Arbitration Association Commercial Arbitration Rules. The decision of the arbitrators will be final and binding on the Parties. Any action to enforce any arbitration award entered in such a proceeding may be brought and heard either in the Florida state courts located in Hillsborough County, Florida, or the United States District Court for the Middle District of Florida located in Tampa, Florida. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts for the purpose of enforcement of such arbitration awards.

8.2 Notices. All notices, approvals or other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by facsimile transmission (confirmed in writing by other permitted means), air courier or by certified mail, postage prepaid, to the following addresses:

To ACCENTIA

ACCENTIA Biopharmaceuticals, Inc.

324 S. Hyde Park Avenue Suite 350

Tampa FL 33606

Attn: CEO

Fax: (813) 258-6912

To Victory

Victory Pharma, Inc.

12707 High Bluff Drive Suite 200

San Diego, CA 92130

Attn: CEO

with a copy to:

David Snyder, Esq.

Pillsbury Winthrop Shaw Pittman

501 W. Broadway, Suite 1100

San Diego, CA 92101-3575

Fax: (619) 236-1995

or to such other address as the addressee may have specified in notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered or transmitted by facsimile, or five (5) days after so mailed.

8.3 Severability. In the event that any provision of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

8.4. Entire Agreement. This Agreement states the entire agreement between the parties hereto about the transactions contemplated hereby and may not be amended or modified except by written instrument duly executed by the parties hereto.

8.5. No Waiver. The failure of either party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every provision.

8.6. Assignment, Binding Effect. Neither party shall assign this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to any Person to which substantially all of its assets are transferred by operation of law or otherwise, including, but without limitation, by merger or transfer of stock. Any other attempted assignment without such consent shall be void. Any assignee or transferee of this Agreement and/or the rights or obligations hereunder shall expressly assume in writing all obligations of the assignor/transferor pursuant to this Agreement.

8.7. Independent Contractor. Each party shall act as the independent contractor of the other party. Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or in behalf of the other party, except to the extent specifically authorized in writing by the other party. Neither of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

8.8. Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

8.9. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

8.10. Force Majeure. Neither party shall be deemed to be in default for failure or delay in performance to the extent of causes which are reasonably unforeseeable or, if foreseeable, reasonably unremediable in spite of diligent efforts to effect a reasonable remedy, and which are caused by act or omission of any governmental authority or of the other party, compliance with new governmental regulations, insurrection, riot, embargo, delays or shortages in transportation or inability to obtain necessary materials, and Acts of God or Nature.

IN WITNESS WHEREOF the parties have affixed their signatures below, intending to be legally bound hereby.

ACCENTIA BIOPHARMACEUTICALS, INC.		VICTORY PHARMA, INC.

By:	/s/ Alan Pearce	By:	/s/ Matt Heck
Name:	Alan Pearce	Name:	Matt Heck
Title:	CFO	Title:	President

TEAMM PHARMACEUTICALS, INC.

By:	/s/ Nicholas J. Leb
Name:	Nicholas J. Leb
Title:	Vice President Finance

Schedule A

This schedule contains a list of trade names and logos used. The schedule is immaterial and has been omitted in accordance with Item 601(b)(2) of SEC Regulation S-K. The registrant agrees to furnish a copy of this schedule supplementally to the SEC upon request.

Schedule B

This schedule contains a list of trade names, trademarks, and logos used. The schedule is immaterial and has been omitted in accordance with Item 601(b)(2) of SEC Regulation S-K. The registrant agrees to furnish a copy of this schedule supplementally to the SEC upon request.

Schedule C

This schedule contains a list of inventory at distribution centers. The schedule is immaterial and has been omitted in accordance with Item 601(b)(2) of SEC Regulation S-K. The registrant agrees to furnish a copy of this schedule supplementally to the SEC upon request.

Schedule D

This schedule contains a list of Contracts transferred to Victory. The schedule is immaterial and has been omitted in accordance with Item 601(b)(2) of SEC Regulation S-K. The registrant agrees to furnish a copy of this schedule supplementally to the SEC upon request.

Schedule E

This schedule contains a list of Contracts transferred to Victory. The schedule is immaterial and has been omitted in accordance with Item 601(b)(2) of SEC Regulation S-K. The registrant agrees to furnish a copy of this schedule supplementally to the SEC upon request.

Schedule F

This schedule contains the cost of goods. The schedule is immaterial and has been omitted in accordance with Item 601(b)(2) of SEC Regulation S-K. The registrant agrees to furnish a copy of this schedule supplementally to the SEC upon request.

Schedule G

This schedule contains a list of promotional products purchased by Victory. The schedule is immaterial and has been omitted in accordance with Item 601(b)(2) of SEC Regulation S-K. The registrant agrees to furnish a copy of this schedule supplementally to the SEC upon request.

EXHIBIT A

[ARGENT SUBLICENSE AGREEMENT]

The Argent Sublicense Agreement has been filed separately with the Company’s Form 10-K and therefore omitted.

EXHIBIT B

[ARGENT TERMINATION AGREEMENT]

The Argent Termination Agreement has been filed separately with the Company’s Form 10-K and therefore omitted.

EXHIBIT C

[RYAN SUBLICENSE AGREEMENT]

The Ryan Sublicense Agreement has been filed separately with the Company’s Form 10-K and therefore omitted.

EXHIBIT D

[RYAN TERMINATION AGREEMENT]

The Ryan Termination Agreement has been filed separately with the Company’s Form 10-K and therefore omitted.

EXHIBIT E

[NUNC PRO TUNC TRADEMARK ASSIGNMENT]

The Nunc Pro Tunc Trademark Assignment has been filed separately with the Company’s Form 10-K and therefore omitted.

EXHIBIT F

[ESCROW AGREEMENT]

The Escrow Agreement has been filed separately with the Company’s Form 10-K and therefore omitted.

EXHIBIT G

This exhibit contains a list of Contracts transferred to Victory. The schedule is immaterial and has been omitted in accordance with Section 601(b)(2) of SEC Regulation S-K. The registrant agrees to furnish a copy of this schedule supplementally to the SEC upon request.